SEGALL BRYANT & HAMILL

CODE OF ETHICS

SEGALL BRYANT & HAMILL

540 WEST MADISON STREET
SUITE 1900
CHICAGO, ILLINOIS 60661

SBH Code of Ethics – October 2018

As most recently approved on:

October 1, 2018

CODE OF ETHICS

FOR

SEGALL BRYANT & HAMILL

•	Must obtain pre-approval of securities transactions

•	Disallowed personal transactions seven days after a Managed Account transaction in that same security except as allowed by the De Minimis exemption

•	Must receive prior approval of Chief Compliance Officer and Chief Executive Officer or his/her designee to trade private placements

•	Prohibited from purchasing initial public offerings

•	Must submit quarterly report of transactions

•	Must provide a report of Annual Holdings and list of all brokerage accounts

•	Must notify Compliance before opening brokerage accounts

•	Must provide a report of initial holdings and list of all brokerage accounts

•	Must have duplicate confirmations and statements sent to Compliance

•	Prohibited from serving as director of public company without approval of Chief Executive Officer

•	Must report outside business activities

•	Must report related persons in securities business

•	Prohibition on insider trading

•	Prohibited from accepting gifts deemed excessive

•	Must disclose conflicts of interest to Compliance Department

•	Must ensure that gifts given or received, entertainment, political contributions and charitable contributions are in compliance with applicable rules, requirements and business practices

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I. PURPOSE AND DESIGN

This Code of Ethics (“Code”) is adopted by Segall Bryant & Hamill (the “Adviser”) in an effort to prevent violations of the Investment Advisers & Investment Company Acts of 1940, and the Rules and Regulations thereunder.

The philosophy of the Code includes:

1.	The duty at all times to place the interests of clients first;

2.	The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility;

3.	The principle that Adviser personnel should not take inappropriate advantage of their positions;

4.	The principle that information concerning the identity of security holdings and financial circumstances of clients is confidential;

5.	The principle that independence in the investment decision-making process is paramount;

6.	The principle that Adviser personnel should protect clients by deterring misconduct;

7.	The principle that the Adviser should educate employees regarding the Adviser’s expectations and the laws governing their conduct;

8.	The principle that the Adviser should remind employees that they are in a position of trust and must act with propriety at all times;

9.	The principle that Adviser personnel should protect the reputation of the Adviser;

10.	The principle that Adviser personnel should guard against violation of the securities laws; and

11.	The principle that the Adviser should establish procedures for employees to follow so that the Adviser may determine whether its employees are complying with the Adviser’s ethical principles.

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Each Access Person must read and retain a copy of this Code and will be asked to acknowledge electronically or in writing that they have received, read and agree to be bound by the Code within 10 days of their start date and annually acknowledge compliance with the Code. All forms referenced within the Code can be found in the Schwab Compliance Technologies (“SchwabCT”) application. SchwabCT is a web-based compliance monitoring tool that is utilized by the Adviser to help manage the compliance program.

Questions regarding the Code are to be directed to the Chief Compliance Officer of the Adviser (“CCO”) or his or her designee or the Chief Executive Officer or the Chief Investment Officer (“CIO”) who sit on the Adviser’s Management Committee.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions may not shield personnel from liability for personal trading or other conduct that violates a fiduciary duty to clients or Fund shareholders.

It is an obligation of each Access Person to report any violations of this Code to the Adviser’s Chief Compliance Officer. All reports will be treated confidentially and investigated promptly and appropriately. The Adviser will not tolerate interference or retaliation of any kind against any Employee who in good faith reports a violation of the Code by another employee and any retaliation constitutes a further violation of the Code in accordance with the Adviser’s whistleblower policy found in the employee handbook.

Key terms are capitalized throughout the document and defined in “Section IX. Definitions” or within the document itself.

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II. DEALING WITH CLIENTS

Dealing With Clients. Access Persons are prohibited from:

1.	Personally selling or purchasing securities directly or indirectly to or from a client account;

2.	Defrauding such client in any manner;

3.	Misleading such client, including by making a statement that omits material facts;

4.	Engaging in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

5.	Engaging in any manipulative practice with respect to such client;

6.	Engaging in any manipulative practice with respect to securities, including price manipulation;

7.	Except as may be disclosed in the Adviser’s Form ADV, favoring one client over another client (i.e., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of Access Persons).

Any material conflict(s) must be disclosed to the Chief Compliance Officer, using SchwabCT. See Conflict(s) of Interest disclosure in SchwabCT. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Adviser and its clients. For example, an Access Person utilizing the same brokerage firm in which they utilize for their client accounts in transacting in securities that have limited availability. Additionally, all Access Persons are to notify the Chief Compliance Officer immediately if they become the subject of a legal or regulatory proceeding.

All oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate to the best of your knowledge, balanced and not misleading in any material respect.

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III. TRANSACTIONS & REPORTING

1. Transactions

A.	Preclearance. Unless an exception as defined below applies, all Access Persons must receive pre-approval of all Security transactions of which such Access Person, will acquire Beneficial Ownership (hereinafter referred to as “Personal Securities Transaction(s)”). This generally will occur via the SchwabCT, but may also occur via the Adviser trading desks in specific circumstances.

Following preclearance approval, action must be taken by the employee either the same business day or the next business day or an additional preclearance will be required.

General Access Persons Trading Policies

1.	Accounts – The Adviser utilizes the SchwabCT application for Personal Securities Transaction compliance and monitoring. All Access Persons are required to enter their account(s) for their Personal Securities Transactions into the SchwabCT application, regardless if the account only has Reportable Funds. Each account should list all securities in which the Access Person has a Beneficial Ownership, regardless of the name under which the securities are held. Securities held under the name of a spouse, minor children, or other dependents residing in the same household should be included. Exceptions to this rule may occur from time to time and must be preapproved by the Chief Compliance Officer. Where possible, direct feeds from outside brokers/custodians will be set up with SchwabCT for holdings and trading activity for monitoring purposes. For those accounts where direct feeds are not available, the employee will be required to manually load holdings and trading activity into the SchwabCT application.

2.	Access Persons Trading - All transactions in a Security must be precleared by Access Persons through the SchwabCT application unless an exemption has been granted.

(a)	In most circumstances, mutual fund shares are not required to be precleared in accordance with the Code. However, a Portfolio Manager who wishes to make redemptions from a Fund that he/she manages or is part of a team that manages, which are greater than $250,000 or 1% of the fund’s net asset value, whichever is less, in any 90-day period must seek and receive the approval of the CCO prior to making such redemptions and document such as a special preclearance.

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The following transactions do not require preclearance; they are exceptions to the preclearance policy:

1.	Purchases or sales over which an Access Person has no direct or indirect ability to influence or control;

2.	Purchases or sales pursuant to an automatic investment plan, which includes a dividend reinvestment plan;

3.	Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

4.	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

5.	Mutual funds, except as noted above;

6.	Unit investment trusts;

7.	Futures and options on currencies or a broad-based securities index;

8.	Other non-volitional events, such as assignment of options or exercise of an option at expiration;

9.	The acquisition of securities by gift or inheritance;

10.	Municipal securities (including securities offered through education savings plans operated by a state pursuant to Section 529 of the Internal Revenue Code;

11.	Corporate debt securities with a remaining maturity (at the time of purchase) of 12 months or less;

12.	Non-securities commodities.

Factors Compliance May Consider in Preclearance:

1.	Whether the transaction is within the established De Minimis limits;

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2.	Whether any client has a pending “buy” or “sell” order in that security or has completed a purchase or sale of that security that day;

3.	Whether the amount or nature of the Personal Securities Transaction or person making it is likely to affect the price of or market for the Security;

4.	Whether the Personal Securities Transaction would create the appearance of impropriety, whether or not an actual conflict exits;

5.	Whether the Security proposed to be purchased or sold is one that would qualify for purchase or sale by any client;

6.	Whether the Personal Securities Transaction is non-voluntary on the part of the individual, such as the receipt of a stock dividend; and

7.	Whether the Security is currently being considered for purchase or sale by a client or has been so considered in the past seven (7) days.

B.	Limitations on Transactions.

1.	An Access Person shall not transact in Securities for an account of which he or she is a Beneficial Owner within seven (7) calendar days after a Managed Account; however, Managed Account transactions of 500 shares or less will be excluded from this prohibition.

2.	Short Term Trading. While the Adviser does not have a specific policy prohibiting short-term trading (i.e. 60 day holding periods), or the disgorgement of any short-term profits, short-term trading should not be done on an excessive basis. Compliance will monitor trading for patterns that may be deemed excessive.

C.	Prohibited Transactions

1.	Initial Public Offerings (“IPOs”). Access Persons and their immediate family members are prohibited from purchasing IPOs.

2.	Limited or Private Offerings. Access Persons are prohibited from purchasing private placements without formal prior approval of the Chief Compliance Officer and Chief Executive Officer (“CEO”) or his/her designee. In considering the approval, the CEO or their designee will consider whether the investment opportunity should be reserved for a client.

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3.	Insider Trading. Access Persons are prohibited from engaging in Insider Trading (see Section IV.).

D.	Exemption

An Access Person may be granted an exception from certain provisions of the Code on a case-by-case basis by the Chief Compliance Officer. In certain situations, the Chief Compliance Officer may apply an exemption to a group of employees.

Sections A and B above, do not apply to individuals granted an exemption thereto by the Management Committee of the Adviser, where such individuals may otherwise be deemed an Access Person. Such exemption will be in writing and maintained in the corporate record books of the Adviser.

E.	Reporting

1.	Holdings Report. Within 10 calendar days of becoming an Access Person, such Access Person is required to provide a report of all their current holdings of Securities, to include Reportable Funds, to the Chief Compliance Officer or his or her delegate. This regulatory requirement is satisfied by each Access Person loading their holdings into SchwabCT within the 10-day window. Additionally, all Access Persons are required annually to disclose/validate personal Securities holdings and Reportable Funds via SchwabCT. There may be circumstances where Compliance will require brokerage statements. If there are holdings other than those reflected on SchwabCT or a traditional broker/dealer account (i.e. private placements, securities held in bank safe deposit boxes), those must also be disclosed on SchwabCT. The holdings report must include:

(a)	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the employee has any direct or indirect Beneficial Ownership;

(b)	The name of any broker, dealer or bank with which the employee maintains an account in which any securities are held for the Access Person’s direct or indirect benefit and account numbers;

(c)	The date the report is submitted; and

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(d)	The information supplied must be current of a date no more than 45 days before the annual report is submitted. For new employees or Access Persons, the information must be current as of a date no more than 45 days before the person became an employee or Access Person.

2.	Quarterly Report. Access Persons are required to submit quarterly reports hereunder to the Chief Compliance Officer or his or her delegate. Not later than thirty (30) days after the end of each calendar quarter, each Access Person is required to submit a report via SchwabCT which includes the following information with respect to transactions during the calendar quarter in any Security, including Reportable Funds, in which such Access Person has, or by reason of such transaction acquired, any Beneficial Ownership in the Security (the term Security includes all securities listed under Section IX. hereof, including government securities, etc. even if not specifically included for the purposes of preclearance.):

(a)	The date of the transaction, the title and exchange ticker symbol or CUSIP number, and the number of shares, and the principal amount of each Security involved;

(b)	The nature of the transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition);

(c)	The price at which the transaction was effected;

(d)	The name of the broker, dealer, or bank with or through whom the transaction was effected;

(e)	Interest rate and maturity date, if applicable; and

(f)	Date report was submitted.

With respect to any account established by an Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person, the report must also include:

(a)	The name of the broker, dealer or bank with whom the Access Person established the account; and

(b)	The date the account was established.

If no transactions have occurred during the period, the report shall so indicate.

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3.	Annual Report. Not later than thirty (30) days after the end of each calendar year, employees and Access Persons are required to certify via SchwabCT (a) the brokerage accounts they have reported to compliance (b) the holdings in the brokerage accounts if not already reported, (c) that they have read and understand the Code, have complied with the Code and have disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the Code, and (d) that they are not subject to any disciplinary events listed in Item 11 of Form ADV, Part 1.

4.	Reports on Violations . In addition to the reports required under this Code, Access Persons shall report promptly, in accordance with the Adviser’s whistleblower policy found in the employee handbook, any transaction which is, or might appear to be, in violation of the Code to the Chief Compliance Officer and/or to the Managing Director who sits on the Management Committee.

Examples of these could be:

(a)	Noncompliance with applicable laws, rules, and regulations;

(b)	Fraud or illegal acts involving any aspect of the Adviser’s business;

(c)	Material misstatements in regulatory filings, internal books and records, clients records or reports;

(d)	Activity that is harmful to clients, including Fund shareholders; and

(e)	Deviations from required controls and procedures that safeguard clients and the Adviser.

The Chief Compliance Officer will report to the Management Committee, at least annually, regarding any material violations of the Code. In the event the Adviser advises or subadvises Funds, the Chief Compliance Officer will provide a written report to the Fund Board of Directors/Trustees in the form requested by the Fund, at least annually, that (a) describes any issues arising under the Code or procedures since the last report to the Board of Directors, including but not limited to, information about material violations of the Code or procedures or sanctions imposed in response to the material violation and (b) certifying that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

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5.	Filing of Reports. All reports prepared pursuant to this Code shall be filed with the Chief Compliance Officer of the Adviser or his/her designee.

6.	Dissemination of Reports. The Adviser’s external legal counsel shall have the right at any time to receive copies of any reports submitted pursuant to this Code. Such external legal counsel shall keep all reports confidential except as disclosure thereof to the Management Committee, other appropriate persons as may be reasonably necessary to accomplish the purposes of this Code, or as required under applicable regulations.

7.	Outside Brokerage Accounts. All Access Persons are required to have duplicate confirmations and statements from outside investment accounts sent to the Adviser’s Compliance Department, unless such information is provided electronically through alternative means.

F.	Related Persons in Securities Business. All Access Persons are required to report to the Compliance Department via SchwabCT, any immediate family members that are engaged in the securities business, or any other related persons either by lineage or marriage that the Access Person believes may be a conflict of interest.

IV. INSIDER TRADING

Investment advisers are required by applicable regulations to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material non-public information by its directors, officers and employees. “Insider” means, with respect to an Adviser, an Associated Person of such Adviser or any Affiliated Person thereof, who is given access to or obtains material, non-public information.

A.	“Insider Trading.” means the use of material, non-public information to trade in a Security (whether or not one is an Insider) or the communication of material, non-public information to others.

1.	It is unlawful for any person to misuse, directly or indirectly, any material, non-public information (see definition below). Personnel may not:

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(a)	Purchase or sell such securities for their own accounts, for accounts in which they have a beneficial interest, or over which they have the power, directly or indirectly, to make investment decisions;

(b)	Issue research reports, recommendations or comments which could be construed as recommendations; or

(c)	Disclose such information or any conclusions based thereon to any other person.

Individuals needing this information to carry out professional responsibilities (i.e., compliance officer, and legal counsel) must also treat this information confidentially.

Although there is no intent to violate the law, an off-hand comment to a friend may be used, unbeknownst to you, by your friend to trade in securities and could result in substantial civil and criminal liabilities to you.

Thus, to avoid possible violations, investment advisers must exercise great care in their supervision of employees and in the securities transactions of their personnel. If there is any question as to whether a contemplated purchase or sale, the issuance of research reports, or disclosing such information to any other person would violate the insider trading rules, the employee must consult with the Adviser’s CCO prior to executing the transaction.

B.	“Penalties.” The penalties for insider trading are severe for both the individual and the controlling persons (supervisors who may be held liable). The penalties, which may be imposed on the person who committed a violation, include civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences.

C.	“Material Non-Public Information.” Any information which has not been made public and which a reasonable investor might consider important in making an investment decision. Examples of the types of information that are likely to be deemed “material” include, but are not limited to:

1.	Dividend increases or decreases;

2.	Earnings estimates or material changes in previously released earnings estimates;

3.	Significant expansion or curtailment of operations;

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4.	Significant increases or declines in revenue;

5.	Significant merger or acquisition proposals or agreements, including tender offers;

6.	Significant new products or discoveries;

7.	Extraordinary borrowings;

8.	Major litigation;

9.	Liquidity problems;

10.	Extraordinary management developments;

11.	Purchase and sale of substantial assets;

12.	A valuable employee leaving or becoming seriously ill; and

13.	Change in pension plans (i.e., removal of assets from an over-funded plan, or an increase or decrease in future contributions).

(a)	For “non-public information” to be made public, it must be generally available through non-disclosure in a national business or financial wire service (i.e., Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (i.e., Wall Street Journal), or a public disseminated disclosure document (prospectus or proxy).

D.	“Firewall.” By restricting, as much as possible, the number of individuals having access to “material information,” an investment adviser is building a good defense against possible violations. The existence of a “Firewall” controls the flow of material non-public information within a multi-service company. A Firewall seeks to prevent disclosure of confidential client information to persons within or without the Adviser except as necessary to a client. Formalizing all such communications can ensure that any disclosures through the Firewall are proper. An even higher degree of control over communication between departments may require approval of the CEO, CIO, or the CCO. Access to files should also be restricted.

E.	“Watch and Restricted Lists.” Watch lists are maintained to assist in the monitoring of conflicts of interest.

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A restricted list is maintained any time the Adviser has inside information and prohibitions of any trading (personal or for clients) in securities of issuers.

F.	“Front-Running.” While not necessarily insider trading, front-running is prohibited. Front-running consists of executing a Personal Securities Transaction based on the knowledge of a forthcoming transaction or recommendation in the same or underlying security (“Piggy Backing” consists of executing a Personal Securities Transaction based on the knowledge of a transaction or recommendation in the same or underlying security that has already occurred).

G.	Prevention of Insider Trading. To prevent Insider Trading, the CCO of the Adviser or his or her designee(s), shall:

1.	Take appropriate measures to familiarize Access Persons with the Code via training;

2.	Answer questions regarding the Code;

3.	Resolve issues of whether information received by an Insider is material and/or non-public;

4.	Review and update the Code as necessary;

5.	Strive for a physical separation of the trading and research departments from those departments in possession of the sensitive information; and

6.	Take steps to restrict access to the information including computer passwords and the use of code names.

H.	Detection of Insider Trading. To detect Insider Trading, the CCO of the Adviser or his or her designee(s), shall:

1.	Review the trading activity reports filed by each Access Person; and

2.	Review the trading activity of the Adviser, as applicable.

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V. OTHER POLICIES

A.	Gifts and Entertainment.

General Statement. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Adviser and its clients. The overriding principle is that Access Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or the Adviser. Similarly, Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Adviser or the Access Person. Access Persons are required to complete the Conflict of Interest form in SchwabCT as requested by the Chief Compliance Officer. This general principle applies in addition to the more specific guidelines set forth below.

1.	Gifts. No Access Person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser. No Access Person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without preapproval by the Chief Compliance Officer. $100 is the general de minimis guideline. There is a Department of Labor reporting requirement for any gifts greater than $250 to a union official per year.

2.	Cash. No Access Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

3.	Entertainment. No Access Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Adviser. Access Persons may provide or accept a business entertainment event in the ordinary course of business, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. This provision is also an exception to the prohibition on gifts set forth in Section A.1 above.

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4.	Government Officials. Please note that certain state or other governmental agencies may have regulations which restrict or prohibit gifts or entertainment. Each employee wishing to give or receive a gift or entertainment is responsible for determining whether any such restriction applies when dealing with such agencies or officials thereof.

B.	Service as a Director. Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization from the Management Committee based upon a determination that the board service would be consistent with the interests of clients, including a Fund and its shareholders. If an Access Person serves on the board of a private entity that goes public, approval to continue on the board of the public company is required.

C.	Outside Business Activities. Access Persons are required to disclose via SchwabCT any outside business activities, whether or not they are securities related. The CCO will consult with senior management regarding the allowance of such activity. Examples include being a board member of a non-profit organization, outside employment, consulting engagements, serving as executive trustee or power of attorney for non-family members, etc.

D.	Political Contributions. Access Persons should not make or solicit political contributions for the purpose of obtaining or retaining advisory contracts with government entities. All political contributions should be precleared in accordance with the Compliance Manual using SchwabCT.

E.	Privacy. Client trust is important to the Adviser. The Adviser takes the safeguarding and respect of client information very seriously.

It is the Adviser’s policy to:

1.	Respond to fraud and activity alerts;

2.	Properly secure client information;

3.	Properly handle notices of identity theft;

4.	Respond to any notifications about identity theft and restrict the further distribution of blocked information;

5.	Report altered or suspicious documents to Compliance and a Manager;

6.	Only provide account information to account owner and address of record. Third parties can only be sent information with proper written authorization of the client on file; and

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7.	If an employee becomes aware of a breach within the Firm, notify Compliance and a Manager. The client may need to be made aware of a breach by letter. Certain States may also require notification to them. The client letter will include the information breached. This may include situations such as a document, which includes client information, being sent to the wrong client.

F.	Electronic Communications. Electronic communications have been interpreted to constitute written communications required to be retained under Rule 204-2 of the Advisers Act and other applicable laws and regulations. Examples include E-mails, Facsimiles, File Transfer Protocols (FTP’s), Electronic Bulletin Boards, Chat Rooms and Instant Messaging (IM). All employees must adhere to and sign-off on the Employee Electronic Communications Agreement on an annual basis. The Agreement will be reviewed with each employee as part of their new employee Compliance Training.

VI. SUPERVISORY PROCEDURES

The following supervisory procedures shall be implemented:

A.	The Compliance Department, on a quarterly basis, reviews Access Persons’ transactions (including those accounts for which they have a beneficial interest in or have control over). They also verify the receipt of preclearance forms, duplicate confirmations statements and quarterly forms. This review does not include a comparison with Wrap trades. The CCO or his or her designee will provide the CEO with the CCO quarterly transactions and holdings report for sign-off.

B.	Issues are brought to the appropriate management attention. This may include:

1.	An assessment of whether the person followed any required internal procedures, such as preclearance;

2.	Comparison of personal trading to any watch/restricted lists;

3.	An assessment of whether the person is trading for his or her own account in the same securities he or she is trading for clients, and if so, whether the clients are receiving terms as favorable as the person takes for him or herself;

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4.	Periodically analyzing the person’s trading for patterns that may indicate abuse, including market timing; and

5.	An investigation of any substantial disparities between the percentage of trades that are profitable when the person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

C.	Formal Code of Ethics training will be provided by Compliance for all new employees and Annual Code of Ethics training will be provided for all employees. In addition, all employees newly registered as Associated Persons with the National Futures Association, if applicable, will complete ethics training within six months of becoming registered and periodic ethics training will be completed by all Associated Persons.

D.	The Code will be reviewed by the Compliance Department on at least an annual basis regarding the adequacy and effectiveness of the Code.

VII. ENFORCEMENT AND SANCTIONS

A.	General. Any Access Person who is found to have violated any provision of this Code including filing false or incomplete or untimely reports may be permanently dismissed, reduced in salary or position, temporarily suspended from employment, or sanctioned in such other manner as may be determined by the Management Committee in their discretion. In determining sanctions to be imposed for violations of this Code, the Management Committee may consider any factors deemed relevant, including without limitation:

1.	The degree of willfulness of violation;

2.	The severity of the violation;

3.	The extent, if any, to which the violator profited or benefited from the violation;

4.	The adverse effect, if any, on the client(s);

5.	The market value and liquidity of the class of Securities involved in the violation;

6.	The prior violations of the Code, if any, by the violator;

7.	The circumstances of discovery of the violation; and

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8.	If the violation involved the purchase or sale of Securities in violation of this Code, (a) the price at which the purchase or sale was made and (b) the violator’s justification for making the purchase or sale, including the violator’s tax situation, the extent of the appreciation or depreciation of the Securities involved, and the period the Securities have been held.

B.	Rights of Alleged Violator. A person charged with a violation of this Code shall have the opportunity to appear before the Management Committee as it has authority to impose sanctions pursuant to this Code, at which time such person shall have the opportunity, orally or in writing, to respond to any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should be more lenient than proposed.

C.	Notification to Funds. The Adviser shall notify each Fund of violations under this Code to the extent required under the Fund’s applicable policies and procedures.

D.	Delegation of Duties. The Management Committee may delegate its enforcement duties to a special committee of the Management Committee comprised of at least three persons or to the Chief Executive Officer of the Adviser; provided, however, that no director or person shall serve on such committee or participate in the deliberations of the Management Committee hereunder who is at the same time charged with a violation of this Code.

E.	Non-Exclusivity of Sanctions. The imposition of sanctions hereunder by the Management Committee shall not preclude the imposition of additional sanctions by a Board of Directors/Trustees of a Fund and shall not be deemed a waiver of any rights by a Fund. In addition to sanctions which may be imposed by the Management Committee or Boards of Directors, persons who violate this Code may be subject to various penalties and sanctions by applicable regulatory and enforcement agencies including, for example, (i) injunctions; (ii) treble damages, (iii) disgorgement of profits; (iv) fines to the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, (v) demotion; (vi) termination; and (vii) jail sentences.

The Code adopted by the Adviser is designed to promote high standards of conduct. The Code gives the Adviser responsibility for determining sanctions in circumstances where the violation relates to the conduct of an employee of the Adviser. The Code identifies a number of factors for consideration in determining sanctions including the degree of willfulness of the violation; the severity of the violation and the adverse effect, if any, of the violation. The Code permits the Adviser to consider mitigating or exculpatory factors regarding such violations.

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F.	Potential Fines. The following are potential penalties for multiple violations of the Code within a twelve-month period.

Nature of Violation	Penalty

Late quarterly report filing; or	First Violation: Written warning
failure to notify Compliance of new brokerage account	Second: $100.00
Third: $200.00
Thereafter: Disciplinary action
Failure to obtain preclearance or preclearance
obtained after trade date	First Violation[1]: Written warning
Second: $250.00[2]
Third: $500.00[2]
Thereafter: Disciplinary action

VIII. MISCELLANEOUS PROVISIONS

A.	Identification of Access Persons. The CCO or his/her designee shall, identify all Access Persons who are under a duty to make certain reports and shall inform such persons of such duty. Individuals deemed to be Access Persons will receive notice from the compliance department. Any individual who do not receive such notice but consider themselves Access Persons should contact the Chief Compliance Officer.

B.	Maintenance of Records. The following records will be maintained in a readily accessible place:

1.	A copy of each Code that has been in effect at any time during the past five years;

2.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3.	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an Access Person;

(a)	These records must be kept for five years after the individual ceases to be an Access Person of the Adviser.

[1]	The penalties described herein are in addition to the option of disgorgement described in the Code of Ethics.

[2]	The penalties described in this section are $750.00 and $1,500.00 for Second and Third Violations.

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4.	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

5.	A list of the names of persons who are currently, or within the past five years were, Access Persons;

6.	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted;

7.	Maintain records of any decisions that grant persons a waiver from or exception to the Code.

8.	Fund advisers will also maintain:

(a)	A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years; and

(b)	A copy of reports provided to the Fund’s board of directors regarding the Code.

C.	Effective Date. The effective date of this Code shall be October 1, 2018.

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IX. DEFINITIONS

A.	“Access Person” is defined in Rule 204A-1 and includes any Supervised Person who:

has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any account the adviser or its control affiliates manage;

or

is involved in making securities recommendations to clients or has access to such recommendations that are non-public.

Supervised Persons is defined in Rule 204A-1 to include all directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions). However, the Adviser also considers the following to be Supervised Persons:

1.	Employees of the Adviser; and

2.	Any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.

From time to time there may be groups of people such as temporary workers, consultants, independent contractors, certain employees of affiliates, or any other persons as designated by the CCO that may be considered Access Persons under the Code.

The Adviser will maintain a list that includes the name of the employee, respective hire date and if applicable, termination date for each Access Person.

B.	“Advisers Act” means the Investment Advisers Act of 1940, 15 U.S.C. 80b-1 to 80b-21 as amended.

C.	“Natural Person Versus Person.” A natural person is an individual. A person can also be an entity such as a corporation, partnership, or individual person.

D.	“Affiliated Person” of another person means:

1.	Any person directly or indirectly owning, controlling, or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such other person;

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2.	Any person, five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

3.	Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

4.	Any officer, director, partner, co-partner, or employee of such other person;

5.	If such other person is as an investment company, and investment adviser thereof or any member of as an advisory board thereof; and

6.	If such other person is as an unincorporated investment company not having a board of directors, the depositor thereof.

E.	“Associated Person” with respect to a company, means any partner, officer, director, or branch manager of such company (or any person occupying a similar status or performing similar functions); any person directly or indirectly controlling, controlled by, or under common control with such company; or any employee of such company.

F.	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended. It means the opportunity to profit directly or indirectly from a transaction or sharing a direct or indirect pecuniary interest. For example, a partnership, trust, corporation, investment club, contract arrangement, and understanding or a relationship are instances where a person may be deemed to have beneficial ownership. Here are other examples:

1.	Securities held by an Access Person for his or her own benefit, whether such securities are in bearer form, registered in his or her own name, or otherwise;

2.	Securities held by others for the Access Person’s benefit (regardless of whether or how such securities are registered), such as, for example, securities held for the Access Person by custodians, brokers, relatives, executors or administrators;

3.	Securities held by a pledgee for an Access Person’s account;

4.	Securities held by a trust in which an Access Person has an income or remainder interest unless the Access Person’s only interest is to receive principal (a) if some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Access Person;

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5.	Securities held by an Access Person as trustee or co-trustee, where whether the Access Person or any member of their immediate family (i.e., spouse, children or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

6.	Securities held by a trust of which the Access Person is the settler, if the Access Person has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.	Securities held by a general or limited partnership in which the Access Person is either the general partner of such partnership or the controlling partner of such entity. For these purposes, an Access Person will be considered to be a controlling partner of a partnership of such Access Person owns more than 25% of the partnership’s general or limited partnership interests;

8.	Securities held by a personal holding company controlled by the Access Person alone or jointly with others;

9.	Securities held in the name of the Access Person’s spouse unless legally separated;

10.	Securities held in the name of minor children of the Access Person or in the name of any relative of the Access Person or of their spouse (including an adult child) who is presently sharing the Access Person’s home. This applies even if the Securities were not received from the Access Person and the dividends are not actually used for the maintenance of the Access Person’s home;

11.	Securities held in the name of any person other than the Access Person and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership;

12.	Securities held in the name of any person other than the Access Person, even though the Access Person does not obtain benefits substantially equivalent to those ownership (as described in (11), above), if the Access Person can vest or re-vest title in himself.

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G.	“Board of Directors/Trustees” means the board of directors/trustees of a company or persons performing similar functions with respect to any organization, whether incorporated or unincorporated.

H.	“Control” shall have the meaning as that set forth in Section 2(a)(9) of the 1940 Act - power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of as an official position with such company.

I.	“De Minimis exception” shall be granted for transactions involving issuers with a market capitalization of $5 billion or more for equity securities. (The Market capitalization limit is subject to change by the CCO given market conditions, regulations, or other precipitating events that may cause the current limit to be insufficient.) Transactions involving fixed income securities may also be considered De Minimis and will be evaluated on a case-by-case basis. Compliance considers several factors including trade size, volume, and price when reviewing employee trading.

J.	“Fund” means each and every registered investment company for which the Adviser provides advisory or subadvisory services, which includes Reportable Funds.

K.	“Initial Public Offering” (“IPO”) is a corporation’s first offering of a security representing shares of the company to the public. IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

L.	“Member of Immediate Family” of a person includes such person’s spouse, children under the age of twenty-five (25) years residing with such person or any relative by blood or marriage living in the employee’s household, and any trust or estate in which such person or any other member of his/her immediate family has a substantial beneficial interest, or controls the investment decision, unless such person or any other member of his/her immediate family cannot control or participate in the investment decisions of such trust or estate.

M.	“Managed Account” is as an account where continuous advice is given to a client or investments are made for a client based on the clients’ individual needs. This service is provided to clients on both a discretionary and non-discretionary basis. The adviser offers this service to individuals, trusts, estates, corporations, pension and profit-sharing plans and investment companies. Account supervision is guided by the stated objectives of the client (i.e., maximum capital appreciation, growth, income or growth and income).

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N.	“Management Committee” means the committee deemed the Management Committee of the Adviser under the Adviser’s corporate governance structure.

O.	“Portfolio Manager” means an employee of Adviser whose regular duties or functions include making decisions or recommendations regarding the purchase or sale of securities by a client, to include a Fund. In most instances an employee that functions as Portfolio Manager has “Portfolio Manager” in his or her title.

P.	“Purchase or Sale of a Security” includes among other things, the writing of as an option to purchase or sell a Security.

Q.	“Reportable Fund” means any registered investment company that is advised or subadvised by an affiliate (i.e. another adviser that is controlled by or under common control with Adviser).

R.	“Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act Security means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. It does not include direct obligation of the government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and that is in one of the two highest rating categories of a nationally recognized statistical organization) including repurchase agreements, money market funds, shares of registered open-end investment companies unless advised or sub-advised by the Adviser, shares of unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by the Adviser, or other securities which may not be purchased by the Fund or Funds of which a person is as an Access Person because of investment limitations set forth in Registration Statements filed with the Securities and Exchange Commission; however, that for purposes of the reporting requirements of Article IV, "Security" shall include securities issued by a Fund, and for purposes of the Insider Trading prohibition of Section II.A., "Security" shall include all securities set forth in Section 2(a)(36) of the 1940 Actor Section 202(a)(18) of the Advisers Act.

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